Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-137562) and related prospectus of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) and related prospectus of Williams Partners L.P. of our reports dated February 23, 2009, with respect to the consolidated financial statements of Williams Partners L.P., effectiveness of internal control over financial reporting of Williams Partners L.P., the balance sheet of Williams Partners GP LLC, and the consolidated financial statements of Discovery Producer Services LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 23, 2009